Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 15, 2006, relating to the consolidated financial statements and financial statement schedule of Synovis Life Technologies, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Synovis Life Technologies, Inc. for the year ended October 31, 2006 and to the reference to us under the heading “Incorporation of Documents by Reference” in this Registration Statement.
/s/ DELOITTE AND TOUCHE LLP
Minneapolis, MN
July 10, 2007

Exh.-23.2